October 26, 2018

GraniteShares ETF Trust

205 Hudson Street

7th Floor

New York, New York 10013

Ladies and Gentlemen:

We have acted as counsel to GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 7 to the Trust’s registration statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest, par value of $0.001 per share (the “Shares”), in the GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, the GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF and the GraniteShares HIPS US High Income ETF, each a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Certificate of Trust, Declaration of Trust and By-Laws, certain actions of the Trustees of the Trust related to the authorization and issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. In addition, to the extent that the Trust’s Certificate of Trust, Declaration of Trust or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and any other such law or regulation.

GraniteShares ETF Trust

October 26, 2018

Based upon and subject to the foregoing and the qualifications set forth herein, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.

October 26, 2018	W. Thomas Conner Shareholder* +1 202 312 3331 tconner@vedderprice.com

VIA EDGAR

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:	Granite Shares ETF Trust
Post-Effective Amendment No. 7 under the Securities Act of 1933 and
Amendment No. 10 under the Investment Company Act of 1940
File Nos. 333-214796 and 811-23214

To the Commission:

On behalf of the GraniteShares ETF Trust (the “Registrant”) we are transmitting electronically for filing pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A (Amendment No. 10 under the 1940 Act) including exhibits (the “Amendment”).

This Amendment is being filed pursuant to the conditions and requirements of Rule 485(b) under the 1933 Act for the purpose of updating the Registrant’s financial statements and making certain other non-material changes. This Amendment is intended to become immediately effective on October 26, 2018.

Pursuant to the requirements of paragraph (b)(4) of Rule 485 under the 1933 Act, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective under paragraph (b) of Rule 485. Please contact the undersigned at (202) 312-3331 if you have any questions.

Very truly yours,

/s/ W. Thomas Conner
W. Thomas Conner
Shareholder*

WTC